Dresser-Rand Selected to Supply More Than $250 Million of Compression and Power Generation Equipment for Five Offshore Projects

Reiterates New Unit Bookings Guidance for 2010

HOUSTON, Dec. 27, 2010 /PRNewswire-FirstCall/ -- Dresser-Rand Group Inc. ("Dresser-Rand" or, collectively with its affiliates, the "Company") (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, has been awarded over the past thirty days, compression and power generation equipment worth approximately $250 million in advanced turbomachinery for five major offshore projects. They involve a floating, production, storage and offloading (FPSO) vessel, a semi-submersible, a tension leg platform and two fixed-leg platforms located in various fields from South East Asia to the Gulf of Mexico.

Dresser-Rand will supply eleven gas turbine generator sets, three gas turbine mechanical drive packages and five DATUM compression trains in pressure boosting and export gas services. The units will be manufactured at the Company's facilities in Olean, New York, Le Havre, France and Kongsberg, Norway.

"We are pleased that Dresser-Rand has been selected to supply compression and power generation packages for these projects," said Jesus Pacheco, Dresser-Rand's executive vice president, New Equipment Worldwide. "These awards reflect the confidence our clients have in the value of Dresser-Rand's technology and our delivery record. All the power generation projects had particularly critical delivery needs, and our clients rely on Dresser-Rand's commitment to short cycle times as well as our on-time delivery record", adding that "we have delivered every gas turbine generator set on-time for the last five consecutive years, which we believe is an unmatched record in the industry for this class of equipment.

"These contracts are reflective of our continued strong position in supplying custom-engineered solutions for offshore production environments, whether they are arctic or tropical, shallow or deepwater, and for fixed or floating facilities. Moreover, these are representative of our expertise and the superior value Dresser-Rand delivers to clients who require highly specialized packages for mission critical applications. Our equipment meets the highest requirements for design, maintainability and maximum equipment availability" said Pacheco.

The compression systems and gas turbine generator packages are expected to start shipping in late 2011 through the second quarter of 2012.

According to Vincent R. Volpe Jr, President and CEO, "these fourth quarter bookings are in line with prior guidance and indicative of the continuing strength in the recovery of our end markets, particularly the upstream segment. On this basis we reiterate our expectation that the new unit bookings for 2010 will be in the range of $1.1 to $1.3 billion. Additionally, as we now look into 2011, we are confident that we will see an increase in bookings on a year over year basis."

About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries.  The Company operates manufacturing facilities in the United States, France, United Kingdom, Germany, Norway, India, and China, and maintains a network of 39 service and support centers covering more than 140 countries.

Dresser-Rand has principal offices in Paris and Houston and reported revenues of $2.29 billion in 2009. For more information, visit www.dresser-rand.com.

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This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, the Company's plans, objectives, goals, strategies, future events, future bookings, revenues, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information.  The words "anticipates", "believes", "expects", "intends", "appears", "outlook", and similar expressions identify such forward-looking statements.  Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected.  These factors, risks and uncertainties include, among others, the following: potential for material weaknesses in its internal controls; economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others' intellectual property; difficulty in implementing an information management system; and the Company's brand name may be confused with others.  These and other risks are discussed in detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov.  Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements.  The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition.  The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.  For information about Dresser-Rand, go to its website at www.dresser-rand.com.

DRC-FIN

CONTACT:  Investors, Blaise Derrico, Director Investor Relations of Dresser-Rand Group Inc., +1-713-973-5497